Exhibit 99.1

FOR IMMEDIATE RELEASE

April 27, 2011

Contacts:                     Melanie J. Dressel,

President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey,

Executive Vice President

and Chief Financial Officer

(253) 305-1966

Columbia Banking System Announces Earnings for

First Quarter 2011 and Declares Increased Cash Dividend

Highlights for the Quarter

•	Net income of $5.8 million, or $0.15 per diluted common share
•	Declares cash dividend of $0.05 per common share, an increase of 67% from prior quarter
•	Very strong capital and liquidity measures
•	Exceptional core deposits at 91% of total deposits
•	Improving credit metrics: noncovered nonperforming assets decreased 9% from year-end 2010

TACOMA, Washington, April 27, 2011 — Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced net income applicable to common shareholders of $5.8 million for the quarter ended March 31, 2011, compared to $6.8 million for the same quarter of 2010. On a diluted earnings per common share basis, net income was $0.15 for the first quarter compared with net income of $0.24 per share a year earlier.

The first quarter 2011 results included a $1.7 million expense to establish a clawback liability resulting from improved performance of the acquired loan portfolios. The first quarter 2010 earnings included a $9.8 million, net of tax, bargain purchase gain on the former American Marine Bank transaction. “Excluding the bargain purchase gain in 2010 and the first quarter 2011 expense to establish the clawback liability, which total $11.1 million net of tax, net income for the first quarter 2011 would have grown 336% over the prior year quarter,” said Melanie Dressel, President and Chief Executive Officer.

Due to the repayment of the Capital Purchase Program funds in the third quarter, 2010, net income applicable to common shareholders for the fourth quarter 2010 and beyond does not include preferred dividends paid to the United States Treasury.

Significant Influences on the Quarter Ended March 31, 2011

Impact of Acquired Loan Accounting

The following table illustrates the significant accounting entries associated with Columbia’s acquired loan portfolios:

(in thousands)	Three Months Ended March 30, 2011

Incremental accretion income over stated note rate	$ 12,371

Change in FDIC loss sharing asset	(14,774)

Claw back liability	(1,700)

Pre-tax earnings impact	$ (4,103)

The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual rate stated in the individual loan notes. The additional income stems from the discount established at the time these loan portfolios were acquired, and increases net interest income and the net interest margin. The change in the FDIC loss sharing asset recognizes the decreased amount that Columbia expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans and other real estate owned. The change in FDIC loss sharing asset affects noninterest income, resulting in a reported noninterest loss for the current quarter.

The Columbia River Bank acquired loan portfolio is performing better than originally expected, requiring us to record a liability of $1.7 million through noninterest expense related to the clawback provisions contained within the Purchase and Assumption (“P&A”) agreement executed with the FDIC. Columbia’s P&A agreement requires the Company to reimburse the FDIC at the conclusion of the loss share agreement period (the first quarter of 2020) a calculated amount if total losses on the acquired loan portfolios fail to reach a minimum threshold level. The $1.7 million recorded in the first quarter represents the net present value of management’s clawback liability estimate of $2.7 million. The claw back liability is evaluated at the individual portfolio level each quarter and adjusted upward or downward according to the total expected losses over the loss share period.

Capital

The Company’s total risk-based capital ratio at March 31, 2011 exceeded 25%, more than double the minimum of 10% required to be “well-capitalized” under applicable regulatory standards. Our additional capital over and above the 10% minimum was approximately $380 million at March 31, 2011. At the end of the first quarter 2011, our tangible common equity to tangible assets ratio stood at 14.25%, up from 14.0% at both December 31, 2010 and September 30, 2010, 13.7% at June 30, 2010, and 8.3% at March 31, 2010.

“Effective deployment of capital is one of our most meaningful opportunities this year,” stated Melanie Dressel. “Although the loan pipeline is improving, net loan growth is still weak as increases have been offset by the resolution of problem credits and contractual runoff from existing credits. We are, however, externally focused on attracting new relationships to the Bank and continue to evaluate acquisition opportunities.”

Net Interest Margin

Columbia’s net interest margin increased to 5.80% in the first quarter of 2011, up from 4.78% for the same quarter last year. The net interest margin was positively impacted by the accretion income associated with the acquired loan portfolios. The incremental accretion income had an approximate impact of 1.38% on the first quarter’s net interest margin. The margin was tempered 0.03% by interest reversals of $276 thousand related to loans moving to nonaccrual status during the quarter. For the same period last year, the incremental accretion income had an approximate impact of 0.05% on the net interest margin, which was essentially offset by interest reversals of $364 thousand related to loans moving to nonaccrual status during the first quarter of 2010. Exclusive of the impact of the acquired loan portfolios and loans migrating to nonaccrual status, Columbia’s net interest margin has exhibited strong resiliency, in the 4.25% to 4.50% range, across a broad spectrum of interest rates.

Liquidity

Columbia’s liquidity ratio of approximately 50% for the quarter translates into over $2.1 billion of available funding for its general operations and to meet the needs of its customers. At March 31, 2011 cash and cash equivalents continue to remain at historically high levels. In an effort to diminish the negative impact of liquidity on earnings, Columbia has been actively investing in its securities portfolio. The focus of these investments has been on short-term, high quality instruments with certainty to their cash flows, with maturities laddered over a period of twelve to thirty-six months. From year end 2010, the securities portfolio has increased $121 million exclusive of mark-to-market valuation adjustments.

Balance Sheet

At March 31, 2011, Columbia’s total assets were $4.26 billion, an increase of 3% from $4.13 billion at March 31, 2010, and essentially unchanged from December 31, 2010. Total shareholders’ equity at March 31, 2011 was $714.1 million, an increase of 33% from $538.7 million at March 31, 2010, and a 1% increase from $706.9 million at December 31, 2010.

Loans not covered under the FDIC loss-sharing agreements (“noncovered loans”) were $1.88 billion at March 31, 2010, down 3% from $1.95 billion at March 31, 2010 and down 2% from $1.92 billion at the end of 2010. The decrease for the quarter was primarily centered in approximately $59 million, or 7%, in real estate loans and approximately $36 million, or 28%, in real estate construction loans.

Offsetting these decreases was the increase in commercial business lending, which was $782.6 million at March 31, 2011, up approximately $47 million from the same quarter last year. The noncovered loan portfolio continues to be diversified, with the intent to mitigate risk by minimizing concentration in any one segment. The portfolio includes 42% commercial business loans, 5% total real estate construction including commercial and residential, 3% one-to-four family residential real estate, and 9% consumer. Approximately 42% of the portfolio is commercial real estate, consisting of 58% income property and 42% owner occupied property. Net loans covered under the FDIC-loss sharing agreements (“covered loans”), which provide protection against credit risk, totaled $486.3 million at March 31, 2011, compared to $625.3 million for the same quarter last year and $517.1 million at December 31, 2010.

Total deposits were $3.34 billion at March 31, 2011, a slight decrease from $3.37 at March 31, 2010, and a slight increase from $3.33 billion at December 31, 2010. Core deposits, defined as demand, savings, money market accounts and certificates of deposit under $100,000, totaled $3.03 billion at March 31, 2011, comprising a robust 91% of total deposits. With the exception of CD’s less than $100,000 all categories of core deposits continued to grow, with the largest increase centered in demand and other non-interesting bearing accounts, up approximately $137 million since March 31, 2010.

“Loan growth continues to be evasive as the local economy slowly recovers,” Melanie Dressel noted. “Our loan pipeline is building, which could be an early indicator of improved economic conditions. We are seeing increased demand for fixed rate commercial loans, which is being met in our markets with terms and pricing that we believe are unwarranted. On a positive note, we are pleased that our interest-bearing demand, money market and savings accounts continue to grow as we strengthen existing customer relationships and develop new ones.”

Asset Quality

At March 31, 2011, nonperforming, noncovered assets were $114.7 million, down from $126.7 million at December 31, 2010 and $126.6 million at March 31, 2010. The $11.9 million decrease in nonperforming assets from the same quarter last year was primarily centered in the commercial business and 1-4 family residential construction portfolios, offset by an increase in nonperforming commercial real estate term loans. For the quarter, the bank added $11.7 million in new nonperforming assets, experienced net charge-offs of $5.7 million, and received payments of $9.2 million. We also reduced other real estate owned (OREO) by $7.2 million and returned $1.5 million of previously nonperforming loans back on accrual status.

The table below sets forth information regarding nonaccrual loans, restructured loans, total nonperforming loans and total nonperforming assets.

	March 31, 2011	December 31, 2010
(in thousands)
Nonaccrual noncovered loans:
Commercial business	$23,898	$32,367
Real estate:
One-to-four family residential	3,184	2,996
Commercial and five or more family residential real estate	25,838	23,192

Total real estate	29,022	26,188
Real estate construction:
One-to-four family residential	12,987	18,004
Commercial and five or more family residential real estate	7,073	7,584

Total real estate construction	20,060	25,588
Consumer	5,712	5,020

Total nonaccrual loans	78,692	89,163
Restructured noncovered loans:
Commercial business	116	-
Commercial and five or more family residential real estate	5,883	5,747
One-to-four family residential construction	740	758

Total restructured noncovered loans	6,739	6,505

Total nonperforming noncovered loans	85,431	95,668
Noncovered real estate owned and other personal property owned	29,315	30,991

Total nonperforming noncovered assets	$114,746	$126,659

For the quarter ended March 31, 2011, net loan charge-offs were approximately $5.7 million, compared to $11.5 million for the same period a year ago, and $5.1 million during the fourth quarter of 2010. Net charge-offs were primarily centered in commercial business and residential construction loans.

The following table provides an analysis of the Company’s allowance for noncovered loan and lease losses at the dates and the periods indicated.

	Three Months Ended March 31,
(in thousands)	2011	2010
Beginning balance	$60,993	$53,478
Charge-offs:
Commercial Business	(3,371)	(2,216)
One-to-four family residential perm	(448)	-
Commercial and five or more family residential real estate perm	(365)	(2,484)
One-to-four family residential construction	(1,427)	(4,662)
Commercial and five or more family residential real estate construction	(487)	(2,353)
Consumer	(925)	(1,139)

Total charge-offs	(7,023)	(12,853)
Recoveries:
Commercial Business	105	523
One-to-four family residential perm	-	-
Commercial and five or more family residential real estate perm	73	38
One-to-four family residential construction	1,104	767
Commercial and five or more family residential real estate construction	-	-
Consumer	63	27

Total recoveries	1,345	1,356

Net (charge-offs)/recoveries	(5,678)	(11,497)
Provision charged to expense	-	15,000

Ending balance	$55,315	$56,981

Total noncovered loans, net at end of period	$1,884,553	$1,949,609
Allowance for loan losses to period-end noncovered loans	2.94%	2.92%

For the first quarter of 2011, the company made no provision for noncovered loan losses, compared to $15.0 million for the comparable quarter last year, and $3.8 million for the quarter ending December 31, 2010. Management’s decision to make no provision for noncovered loan losses for the quarter was due to improving credit metrics and a contraction in the bank’s noncovered loan portfolio. The acquired loan portfolios were reviewed for credit deterioration and a net reduction of $422 thousand in provision was recorded, compared to provision expense of $5.6 million for the quarter ending December 31, 2010. Ms. Dressel commented, “Our provision decision is made quarterly, based on a detailed process to determine the adequacy and appropriateness of our allowance. Accordingly, one quarter should not necessarily signal a trend.”

The allowance for noncovered loan losses to noncovered period-end loans was 2.94% at March 31, 2011 compared to 3.18% and 2.92% at December 31, 2010 and March 31, 2010, respectively. Noncovered past due loans were $9.9 million at March 31, 2011, or 0.53%, of total non- covered loans compared to $10.4 million, or 0.55%, of total noncovered loans, as of December 31, 2010 and $16.4 million, or 0.84% of total loans, as of March 31, 2010.

First Quarter 2011 Earnings

Net Interest Income

Net interest income for the first quarter of 2011 was $50.4 million, an increase of $12.2 million from $38.3 million for the first quarter 2010, primarily due to the impact of the addition of the two acquired loan portfolios. Average interest-earning assets increased 8% to $3.63 billion in the first quarter of 2011, from $3.37 billion in the first quarter of 2010. The yield on average interest-earning assets increased 75 basis points to 6.26% in the first quarter of 2011, from 5.51% in the first quarter of 2010. During the same period, average interest-bearing liabilities increased to $2.60 billion from $2.57 billion a year ago. The cost of average interest-bearing liabilities decreased 30 basis points to 0.65% in the first quarter of 2011 compared with 0.95% in the first quarter of 2010.

Noninterest Income

The Company recorded a noninterest loss for the first quarter 2011 of $5.4 million, compared to noninterest income of $18.5 million a year earlier. The decrease is primarily due to a $14.8 million change in the FDIC loss sharing asset for the quarter.

The table below illustrates the effect on noninterest income for the change in the FDIC loss sharing asset, and the gain on bank acquisition for the three months ended March 31, 2011 and 2010.

(in thousands)	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Noninterest Income (Loss)	$(5,419)	$18,473

Change in FDIC Loss Sharing Asset	14,774	-

Bargain Purchase Gain	-	(9,818)

Noninterest Expense

Noninterest expense for the first quarter of 2011 was $37.3 million, an increase of 10% from $33.9 million a year earlier. The addition of operating expenses for the two 2010 FDIC acquisitions was the primary reason for the increase. The most significant increases were in compensation and employee benefits, occupancy, regulatory premiums, and other noninterest expense. The majority of the increase in compensation and employee benefits resulted from the two FDIC assisted transactions and the addition of two new banking teams. The increase in occupancy expense is also a byproduct of the assisted transactions. Since obtaining ownership of the branch facilities at the end of the fourth quarter 2010, Columbia has been actively remediating deferred maintenance issues. Regulatory premiums have risen due to the increase in Columbia’s deposit base which is a result of both the acquisitions and organic growth. For the first quarter 2011, other noninterest expense increased $1.8 million from a year earlier, primarily due to the expense associated with the claw back liability of $1.7 million.

Organizational Update

Ms. Dressel said, “During the first quarter, we opened a new branch on Evergreen Way in Everett, Washington. This full-service location gives our customers access to commercial, private and personal banking, as well as treasury and wealth management services.”

Ms. Dressel continued, “As one of the strongest, well-capitalized community banks in the Pacific Northwest, we believe we are well positioned to take advantage of the opportunities we expect going forward. We will consider strategic acquisitions and continue to focus on organic growth as we position ourselves for further growth and profitability.”

Dividend

The Board of Directors announced that a quarterly cash dividend of $0.05 per share will be paid on May 25, 2011 to shareholders of record as of the close of business on May 11, 2011. This is an increase of 67% from $0.03 paid the prior quarter.

Conference Call

Columbia’s management will discuss the first quarter 2011 results on a conference call scheduled for Thursday, April 28, 2011 at 1:00 p.m. PDT (4:00 p.m. EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #59172268

A conference call replay will be available from approximately 4:00 p.m. PDT on April 28, 2011 through midnight PDT on May 3, 2011. The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code #59172268.

Annual Meeting of Shareholders

Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PDT on April 27, 2011, at the William W. Philip Hall at the University of Washington Tacoma., 1900 Commerce Street, Tacoma, Washington 98402. The Hall is named in honor of William W. “Bill” Philip, who had a seminal role in establishing UW Tacoma, and was a co-founder of Columbia Bank.

Directions and parking information are available at www.tacoma.washington.edu/conference.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia State Bank, a Washington state-chartered full-service commercial bank which was awarded third place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2010 and was designated one of Puget Sound Business Journal’s “Washington’s Best Workplaces 2010”.

Columbia Banking System has 85 banking offices, including 60 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

Source: Columbia Banking System, Inc.

# # #

Note Regarding Forward-Looking Statements

This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,
(in thousands except per share)	2011	2010
Earnings
Net interest income	$50,449	$38,274
Provision for loan and lease losses, noncovered loans	$-	$15,000
Noninterest income (loss)	$(5,419)	$18,473
Noninterest expense	$37,346	$33,897
Net income	$5,779	$7,916
Net income applicable to common shareholders	$5,779	$6,809

Per Common Share
Net income (basic)	$0.15	$0.24
Net income (diluted)	$0.15	$0.24

Averages
Total assets	$4,268,348	$3,945,042
Interest-earning assets	$3,632,663	$3,368,241
Loans, including covered loans	$2,388,076	$2,440,415
Securities	$767,360	$710,648
Deposits	$3,306,168	$3,135,949
Core deposits	$2,989,825	$2,608,279
Interest-bearing deposits	$2,429,821	$2,395,562
Interest-bearing liabilities	$2,596,833	$2,571,588
Noninterest-bearing deposits	$876,347	$740,387
Shareholders’ equity	$710,282	$539,856

Financial Ratios
Return on average assets	0.55%	0.81%
Return on average common equity	3.30%	5.93%
Average equity to average assets	16.64%	13.68%
Net interest margin	5.80%	4.78%
Efficiency ratio (tax equivalent)(1)	73.33%	67.03%

	March 31,		December 31,
Period end	2011	2010	2010
Total assets	$4,264,319	$4,133,812	$4,256,363
Covered assets	$499,872	$634,443	$531,504
Loans, excluding covered loans	$1,884,206	$1,949,609	$1,915,754
Allowance for loan and lease losses	$55,315	$56,981	$60,993
Securities	$906,096	$736,939	$781,774
Deposits	$3,336,213	$3,371,165	$3,327,269
Core deposits	$3,027,898	$2,856,186	$2,998,482
Shareholders’ equity	$714,083	$538,721	$706,878

Book value per common share	$18.09	$16.44	$17.97

Nonperforming, noncovered assets
Nonaccrual loans	$78,692	$105,565	$89,163
Restructured loans accruing interest	6,739	287	6,505
Other real estate owned and other personal property owned	29,315	20,726	30,991

Total nonperforming, noncovered assets	$114,746	$126,578	$126,659

Nonperforming loans to period-end noncovered loans	4.53%	5.43%	4.99%
Nonperforming assets to period-end noncovered assets	3.05%	3.62%	3.40%
Allowance for loan and lease losses to period-end noncovered loans	2.94%	2.92%	3.18%
Allowance for loan and lease losses to nonperforming noncovered loans	64.75%	53.83%	63.75%
Allowance for loan and lease losses to nonperforming noncovered assets	48.21%	45.02%	48.16%
Net noncovered loan charge-offs	$5,678 (2)	$11,497 (3)	$33,776	(4)

(1)	Noninterest expense, excluding net cost of operation of other real estate and FDIC clawback liability expense, divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, gain on bank acquisition, incremental accretion income on the acquired loan portfolio and the change in FDIC indemnification asset.
(2)	For the three months ended March 31, 2011.
(3)	For the three months ended March 31, 2010.
(4)	For the twelve months ended December 31, 2010.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	March 31,		December 31
(in thousands)	2011		2010
Loan Portfolio Composition

Noncovered loans:
Commercial business	$782,565	41.5%	$795,369	41.5%

Real Estate:
One-to-four family residential	50,545	2.7%	49,383	2.6%
Five or more family residential and commercial	785,870	41.7%	794,329	41.5%

Total Real Estate	836,415	44.4%	843,712	44.1%

Real Estate Construction:
One-to-four family residential	61,097	3.3%	67,961	3.5%
Five or more family residential and commercial	30,072	1.6%	30,185	1.6%

Total Real Estate Construction	91,169	4.9%	98,146	5.1%

Consumer	177,218	9.4%	182,017	9.5%

Subtotal loans	1,887,367	100.2%	1,919,244	100.2%
Less: Deferred loan fees	(3,161)	-0.2%	(3,490)	-0.2%

Total noncovered loans, net of deferred fees	1,884,206	100.0%	1,915,754	100.0%

Less: Allowance for loan and lease losses	(55,315)		(60,993)

Noncovered loans, net	1,828,891		1,854,761

Covered loans, net of allowance for loan losses of ($5,633) and ($6,055), respectively	486,345		517,061

Total loans, net	$2,315,236		$2,371,822

Loans held for sale	$542		$754

	March 31,		December 31
	2011		2010
Deposit Composition
Core deposits:
Demand and other non-interest bearing	$892,751	26.8%	$895,671	26.9%
Interest bearing demand	695,858	20.9%	672,307	20.2%
Money market	935,236	28.0%	920,831	27.7%
Savings	219,777	6.6%	210,995	6.3%
Certificates of deposit less than $100,000	284,276	8.5%	298,678	9.0%

Total core deposits	3,027,898	90.8%	2,998,482	90.0%

Certificates of deposit greater than $100,000	257,425	7.7%	266,708	8.0%
Certificates of deposit insured by CDARS®	50,375	1.5%	38,312	1.2%
Wholesale certificates of deposit	-	0.0%	23,155	0.7%

Subtotal	3,335,698	100.0%	3,326,657	100.0%
Premium resulting from acquisition date fair value adjustment	515		612

Total Deposits	$3,336,213		$3,327,269

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands except per share)	2011	2010	2010	2010	2010
Earnings
Net interest income	$50,449	$38,816	$46,965	$40,732	$38,274
Provision for loan and lease losses, noncovered loans	$-	$3,791	$9,000	$13,500	$15,000
Noninterest income (loss)	$(5,419)	$15,888	$5,183	$13,237	$18,473
Noninterest expense	$37,346	$34,985	$33,520	$34,745	$33,897
Net income	$5,779	$12,608	$5,204	$5,056	$7,916
Net income applicable to common shareholders	$5,779	$12,608	$2,474	$3,946	$6,809

Per Common Share
Earnings (basic)	$0.15	$0.32	$0.06	$0.11	$0.24
Earnings (diluted)	$0.15	$0.32	$0.06	$0.11	$0.24
Book value	$18.09	$17.97	$17.92	$17.83	$16.44

Averages
Total assets	$4,268,348	$4,354,890	$4,360,913	$4,327,894	$3,945,042
Interest-earning assets	$3,632,663	$3,682,951	$3,654,932	$3,624,548	$3,368,241
Loans, including covered loans	$2,388,076	$2,450,793	$2,500,302	$2,550,813	$2,440,415
Securities	$767,360	$726,470	$715,201	$728,169	$710,648
Deposits	$3,306,168	$3,343,920	$3,297,583	$3,303,661	$3,135,949
Core deposits	$2,989,825	$2,992,417	$2,887,044	$2,820,378	$2,608,279
Interest-bearing deposits	$2,429,821	$2,458,466	$2,467,763	$2,487,757	$2,395,562
Interest-bearing liabilities	$2,596,833	$2,627,804	$2,640,738	$2,663,584	$2,571,588
Noninterest-bearing deposits	$876,347	$885,454	$829,820	$815,904	$740,387
Shareholders’ equity	$710,282	$707,319	$739,155	$684,929	$539,856

Financial Ratios
Return on average assets	0.55%	1.15%	0.47%	0.47%	0.81%
Return on average common equity	3.30%	7.07%	1.39%	2.59%	5.93%
Average equity to average assets	16.64%	16.24%	16.95%	15.83%	13.68%
Net interest margin	5.80%	4.35%	5.24%	4.66%	4.78%
Efficiency ratio (tax equivalent)	73.33%	65.33%	68.33%	68.15%	67.03%

Period end
Total assets	$4,264,319	$4,256,363	$4,245,260	$4,289,115	$4,133,812
Covered assets, net	$499,872	$531,504	$577,817	$599,306	$634,443
Noncovered loans	$1,884,206	$1,915,754	$1,934,162	$1,945,972	$1,949,609
Allowance for loan and lease losses	$55,315	$60,993	$62,334	$59,748	$56,981
Securities	$906,096	$781,774	$710,649	$727,825	$736,939
Deposits	$3,336,213	$3,327,269	$3,306,886	$3,284,947	$3,371,165
Core deposits	$3,027,898	$2,998,482	$2,934,451	$2,831,319	$2,856,186
Shareholders’ equity	$714,083	$706,878	$704,692	$775,295	$538,721

Nonperforming, noncovered assets
Nonaccrual loans	$78,692	$89,163	$91,406	$108,409	$105,565
Restructured loans accruing interest	6,739	6,505	6,482	687	287

Other real estate owned and other personal property owned	29,315	30,991	23,259	22,814	20,726

Total nonperforming, noncovered assets	$114,746	$126,659	$121,147	$131,910	$126,578

Nonperforming loans to period-end noncovered loans	4.53%	4.99%	5.06%	5.61%	5.43%
Nonperforming assets to period-end noncovered assets	3.05%	3.40%	3.30%	3.57%	3.62%
Allowance for loan and lease losses to period-end noncovered loans	2.94%	3.18%	3.22%	3.07%	2.92%
Allowance for loan and lease losses to nonperforming noncovered loans	64.75%	63.75%	63.68%	54.77%	53.83%
Allowance for loan and lease losses to nonperforming noncovered assets	48.21%	48.16%	51.45%	45.29%	45.02%
Net noncovered loan charge-offs	$5,678	$5,132	$6,414	$10,733	$11,497

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended
(Unaudited)	March 31,
(in thousands except per share)	2011	2010

Interest Income
Loans	$47,429	$36,947
Taxable securities	4,417	4,745
Tax-exempt securities	2,467	2,446
Federal funds sold and deposits in banks	298	149

Total interest income	54,611	44,287

Interest Expense
Deposits	3,079	4,941
Federal Home Loan Bank advances	694	705
Long-term obligations	251	249
Other borrowings	138	118

Total interest expense	4,162	6,013

Net Interest Income	50,449	38,274
Provision for loan and lease losses	-	15,000
Provision for losses on covered loans	(422)	-

Net interest income after provision	50,871	23,274

Noninterest Income (Loss)
Service charges and other fees	6,288	5,424
Gain on bank acquisition	-	9,818
Merchant services fees	1,633	1,739
Gain on sale of investment securities, net	-	58
Bank owned life insurance	505	504
Change in FDIC loss sharing asset	(14,774)	-
Other	929	930

Total noninterest income (loss)	(5,419)	18,473

Noninterest Expense
Compensation and employee benefits	18,921	16,986
Occupancy	4,397	3,969
Merchant processing	883	1,100
Advertising and promotion	901	838
Data processing and communications	1,924	1,879
Legal and professional fees	1,413	1,498
Taxes, licenses and fees	865	564
Regulatory premiums	2,195	1,496
Net cost of operation of other real estate	(442)	1,312
Amortization of intangibles	984	787
Other	5,305	3,468

Total noninterest expense	37,346	33,897

Income before income taxes	8,106	7,850
Income tax expense (benefit)	2,327	(66)

Net Income	$5,779	$7,916

Net Income Applicable to Common Shareholders	$5,779	$6,809

Earnings per common share
Basic	$0.15	$0.24
Diluted	$0.15	$0.24
Dividends paid per common share	$0.03	$0.01
Weighted average number of common shares outstanding	39,043	27,886
Weighted average number of diluted common shares outstanding	39,156	28,098

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			March 31,	December 31,
(in thousands)			2011	2010
ASSETS
Cash and due from banks			$74,973	$55,492
Interest-earning deposits with banks			401,355	458,638

Total cash and cash equivalents			476,328	514,130
Securities available for sale at fair value (amortized cost of $864,653 and $743,928, respectively)			888,188	763,866
Federal Home Loan Bank stock at cost			17,908	17,908
Loans held for sale			542	754
Noncovered loans, net of deferred loan fees of ($3,161) and ($3,490), respectively			1,884,206	1,915,754
Less: allowance for loan and lease losses			55,315	60,993

Noncovered loans, net			1,828,891	1,854,761
Covered loans, net of allowance for loan losses of ($5,633) and ($6,055), respectively			486,345	517,061

Total loans, net			2,315,236	2,371,822
FDIC loss sharing asset			193,053	205,991
Interest receivable			12,889	11,164
Premises and equipment, net			94,131	93,108
Other real estate owned ($13,527 and $14,443 covered by Federal Deposit Insurance Corporation loss share, respectively)			39,608	45,434
Goodwill			109,639	109,639
Core deposit intangible, net			17,712	18,696
Other assets			99,085	103,851

Total Assets			$4,264,319	$4,256,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing			$892,751	$895,671
Interest-bearing			2,443,462	2,431,598

Total deposits			3,336,213	3,327,269
Federal Home Loan Bank advances			115,265	119,405
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			84	642
Long-term subordinated debt			25,752	25,735
Other liabilities			47,922	51,434

Total liabilities			3,550,236	3,549,485
Commitments and contingent liabilities
	March 31,	December 31,
	2011	2010

Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,481	39,338	577,588	576,905
Retained earnings			122,290	117,692
Accumulated other comprehensive income			14,205	12,281

Total shareholders’ equity			714,083	706,878

Total Liabilities and Shareholders’ Equity			$4,264,319	$4,256,363